UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

HiSoft Technology International Limited

(Name of issuer)

American Depository Shares (ADS) Each Representing Nineteen Common Shares, par value $0.0001 per share

(Title of class of securities)

43358R 10 8

(CUSIP number)

December 31, 2011

(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 43358R 10 8	Page 2 of 21 Pages

(1)	Names of reporting persons Granite Global Ventures (Q.P.) L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 1,794,279 ADS representing 34,091,301 common shares (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 1,794,279 ADS representing 34,091,301 common shares (2)
(9)	Aggregate amount beneficially owned by each reporting person 1,794,279 ADS representing 34,091,301 common shares (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 5.7% (3)
(12)	Type of reporting person (see instructions) PN

(1)	This statement on Schedule 13G is filed by Granite Global Ventures (Q.P.) L.P., Granite Global Ventures L.P., Granite Global Ventures L.L.C., Granite Global Ventures II L.P., GGV II Entrepreneurs Fund L.P., Granite Global Ventures II L.L.C., Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee (collectively, the “Reporting Persons”). These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 1,764,137 shares of American Depository Shares (“ADS”) representing 33,518,603 common shares held by Granite Global Ventures (Q.P.) L.P. and (ii) 30,142 shares of ADS representing 572,698 common shares held by Granite Global Ventures L.P. In addition, (i) Granite Global Ventures (Q.P.) L.P. holds 5 common shares (representing a fractional 0.3 ADS) and (ii) Granite Global Ventures L.P. holds 15 common shares (representing a fractional 0.8 ADS). Granite Global Ventures L.L.C. is the sole general partner of Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. As such, Granite Global Ventures L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. Granite Global Ventures L.L.C. owns no securities of the Issuer directly. Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun and Ray Rothrock are members of the investment committee of Granite Global Ventures L.L.C. As such, Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun and Ray Rothrock possess power to direct the voting and disposition of the shares owned by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun and Ray Rothrock own no securities of the Issuer directly.

(3)	This percentage is calculated based upon 31,385,759 ADS (representing 596,329,416 common shares) of the Issuer outstanding as set forth in the Issuer’s Quarterly Report for the period ending September 30, 2011.

SCHEDULE 13G

CUSIP No. 43358R 10 8	Page 3 of 21 Pages

(1)	Names of reporting persons Granite Global Ventures L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 1,794,279 ADS representing 34,091,301 common shares (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 1,794,279 ADS representing 34,091,301 common shares (2)
(9)	Aggregate amount beneficially owned by each reporting person 1,794,279 ADS representing 34,091,301 common shares (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 5.7% (3)
(12)	Type of reporting person (see instructions) PN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 1,764,137 shares of American Depository Shares (“ADS”) representing 33,518,603 common shares held by Granite Global Ventures (Q.P.) L.P. and (ii) 30,142 shares of ADS representing 572,698 common shares held by Granite Global Ventures L.P. In addition, (i) Granite Global Ventures (Q.P.) L.P. holds 5 common shares (representing a fractional 0.3 ADS) and (ii) Granite Global Ventures L.P. holds 15 common shares (representing a fractional 0.8 ADS). Granite Global Ventures L.L.C. is the sole general partner of Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. As such, Granite Global Ventures L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. Granite Global Ventures L.L.C. owns no securities of the Issuer directly. Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun and Ray Rothrock are members of the investment committee of Granite Global Ventures L.L.C. As such, Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun and Ray Rothrock possess power to direct the voting and disposition of the shares owned by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun and Ray Rothrock own no securities of the Issuer directly.

(3)	This percentage is calculated based upon 31,385,759 ADS (representing 596,329,416 common shares) of the Issuer outstanding as set forth in the Issuer’s Quarterly Report for the period ending September 30, 2011.

SCHEDULE 13G

CUSIP No. 43358R 10 8	Page 4 of 21 Pages

(1)	Names of reporting persons Granite Global Ventures L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 1,794,279 ADS representing 34,091,301 common shares (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 1,794,279 ADS representing 34,091,301 common shares (2)
(9)	Aggregate amount beneficially owned by each reporting person 1,794,279 ADS representing 34,091,301 common shares (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 5.7% (3)
(12)	Type of reporting person (see instructions) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 1,764,137 shares of American Depository Shares (“ADS”) representing 33,518,603 common shares held by Granite Global Ventures (Q.P.) L.P. and (ii) 30,142 shares of ADS representing 572,698 common shares held by Granite Global Ventures L.P. In addition, (i) Granite Global Ventures (Q.P.) L.P. holds 5 common shares (representing a fractional 0.3 ADS) and (ii) Granite Global Ventures L.P. holds 15 common shares (representing a fractional 0.8 ADS). Granite Global Ventures L.L.C. is the sole general partner of Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. As such, Granite Global Ventures L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. Granite Global Ventures L.L.C. owns no securities of the Issuer directly. Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun and Ray Rothrock are members of the investment committee of Granite Global Ventures L.L.C. As such, Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun and Ray Rothrock possess power to direct the voting and disposition of the shares owned by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun and Ray Rothrock own no securities of the Issuer directly.

(3)	This percentage is calculated based upon 31,385,759 ADS (representing 596,329,416 common shares) of the Issuer outstanding as set forth in the Issuer’s Quarterly Report for the period ending September 30, 2011.

SCHEDULE 13G

CUSIP No. 43358R 10 8	Page 5 of 21 Pages

(1)	Names of reporting persons Granite Global Ventures II L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 2,096,294 ADS (representing 30,347,028 common shares and 499,082 ADS) (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 2,096,294 ADS (representing 30,347,028 common shares and 499,082 ADS) (2)
(9)	Aggregate amount beneficially owned by each reporting person 2,096,294 ADS (representing 30,347,028 common shares and 499,082 ADS) (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 6.7% (3)
(12)	Type of reporting person (see instructions) PN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 2,053,313 shares of ADS (representing 29,724,930 common shares and 488,843 ADS) held by Granite Global Ventures II L.P., and (ii) 42,981 shares of ADS (representing 622,098 common shares and 10,239 ADS) held by GGV II Entrepreneurs Fund L.P. In addition, (i) Granite Global Ventures II L.P. holds 4 common shares (representing a fractional 0.2 ADS), and (ii) GGV II Entrepreneurs Fund L.P. holds 10 common shares (representing a fractional 0.5 ADS). Granite Global Ventures II L.L.C. is the sole general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. As such, Granite Global Ventures II L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities of the Issuer directly. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee are members of the investment committee of Granite Global Ventures II L.L.C. As such, Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee own no securities of the Issuer directly.

(3)	This percentage is calculated based upon 31,385,759 ADS (representing 596,329,416 common shares) of the Issuer outstanding as set forth in the Issuer’s Quarterly Report for the period ending September 30, 2011.

SCHEDULE 13G

CUSIP No. 43358R 10 8	Page 6 of 21 Pages

(1)	Names of reporting persons GGV II Entrepreneurs Fund L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 2,096,294 ADS (representing 30,347,028 common shares and 499,082 ADS) (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 2,096,294 ADS (representing 30,347,028 common shares and 499,082 ADS) (2)
(9)	Aggregate amount beneficially owned by each reporting person 2,096,294 ADS (representing 30,347,028 common shares and 499,082 ADS) (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 6.7% (3)
(12)	Type of reporting person (see instructions) PN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 2,053,313 shares of ADS (representing 29,724,930 common shares and 488,843 ADS) held by Granite Global Ventures II L.P., and (ii) 42,981 shares of ADS (representing 622,098 common shares and 10,239 ADS) held by GGV II Entrepreneurs Fund L.P. In addition, (i) Granite Global Ventures II L.P. holds 4 common shares (representing a fractional 0.2 ADS), and (ii) GGV II Entrepreneurs Fund L.P. holds 10 common shares (representing a fractional 0.5 ADS). Granite Global Ventures II L.L.C. is the sole general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. As such, Granite Global Ventures II L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities of the Issuer directly. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee are members of the investment committee of Granite Global Ventures II L.L.C. As such, Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee own no securities of the Issuer directly.

(3)	This percentage is calculated based upon 31,385,759 ADS (representing 596,329,416 common shares) of the Issuer outstanding as set forth in the Issuer’s Quarterly Report for the period ending September 30, 2011.

SCHEDULE 13G

CUSIP No. 43358R 10 8	Page 7 of 21 Pages

(1)	Names of reporting persons Granite Global Ventures II L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 2,096,294 ADS (representing 30,347,028 common shares and 499,082 ADS) (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 2,096,294 ADS (representing 30,347,028 common shares and 499,082 ADS) (2)
(9)	Aggregate amount beneficially owned by each reporting person 2,096,294 ADS (representing 30,347,028 common shares and 499,082 ADS) (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 6.7% (3)
(12)	Type of reporting person (see instructions) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 2,053,313 shares of ADS (representing 29,724,930 common shares and 488,843 ADS) held by Granite Global Ventures II L.P., and (ii) 42,981 shares of ADS (representing 622,098 common shares and 10,239 ADS) held by GGV II Entrepreneurs Fund L.P. In addition, (i) Granite Global Ventures II L.P. holds 4 common shares (representing a fractional 0.2 ADS), and (ii) GGV II Entrepreneurs Fund L.P. holds 10 common shares (representing a fractional 0.5 ADS). Granite Global Ventures II L.L.C. is the sole general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. As such, Granite Global Ventures II L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities of the Issuer directly. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee are members of the investment committee of Granite Global Ventures II L.L.C. As such, Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee own no securities of the Issuer directly.

(3)	This percentage is calculated based upon 31,385,759 ADS (representing 596,329,416 common shares) of the Issuer outstanding as set forth in the Issuer’s Quarterly Report for the period ending September 30, 2011.

SCHEDULE 13G

CUSIP No. 43358R 10 8	Page 8 of 21 Pages

(1)	Names of reporting persons Ray A. Rothrock
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 3,890,573 ADS (representing 64,438,329 common shares and 499,082 ADS) (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 3,890,573 ADS (representing 64,438,329 common shares and 499,082 ADS) (2)
(9)	Aggregate amount beneficially owned by each reporting person 3,890,573 ADS (representing 64,438,329 common shares and 499,082 ADS) (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 12.4% (3)
(12)	Type of reporting person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 1,764,137 shares of ADS representing 33,518,603 common shares held by Granite Global Ventures (Q.P.) L.P., (ii) 30,142 shares of ADS representing 572,698 common shares held by Granite Global Ventures L.P., (iii) 2,053,313 shares of ADS (representing 29,724,930 common shares and 488,843 ADS) held by Granite Global Ventures II L.P., and (iv) 42,981 shares of ADS (representing 622,098 common shares and 10,239 ADS) held by GGV II Entrepreneurs Fund L.P. In addition, (i) Granite Global Ventures (Q.P.) L.P. holds 5 common shares (representing a fractional 0.3 ADS), (ii) Granite Global Ventures L.P. holds 15 common shares (representing a fractional 0.8 ADS); (iii) Granite Global Ventures II L.P. holds 4 common shares (representing a fractional 0.2 ADS), and (iv) GGV II Entrepreneurs Fund L.P. holds 10 common shares (representing a fractional 0.5 ADS). Granite Global Ventures L.L.C. is the sole general partner of Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. As such, Granite Global Ventures L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. Granite Global Ventures L.L.C. owns no securities of the Issuer directly. Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun and Ray Rothrock are members of the investment committee of Granite Global Ventures L.L.C. As such, Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun and Ray Rothrock possess power to direct the voting and disposition of the shares owned by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun and Ray Rothrock own no securities of the Issuer directly. Granite Global Ventures II L.L.C. is the sole general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. As such, Granite Global Ventures II L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities of the Issuer directly. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee are members of the investment committee of Granite Global Ventures II L.L.C. As such, Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee own no securities of the Issuer directly.

(3)	This percentage is calculated based upon 31,385,759 ADS (representing 596,329,416 common shares) of the Issuer outstanding as set forth in the Issuer’s Quarterly Report for the period ending September 30, 2011.

SCHEDULE 13G

CUSIP No. 43358R 10 8	Page 9 of 21 Pages

(1)	Names of reporting persons Anthony Sun
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 3,890,573 ADS (representing 64,438,329 common shares and 499,082 ADS) (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 3,890,573 ADS (representing 64,438,329 common shares and 499,082 ADS) (2)
(9)	Aggregate amount beneficially owned by each reporting person 3,890,573 ADS (representing 64,438,329 common shares and 499,082 ADS) (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 12.4% (3)
(12)	Type of reporting person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 1,764,137 shares of ADS representing 33,518,603 common shares held by Granite Global Ventures (Q.P.) L.P., (ii) 30,142 shares of ADS representing 572,698 common shares held by Granite Global Ventures L.P., (iii) 2,053,313 shares of ADS (representing 29,724,930 common shares and 488,843 ADS) held by Granite Global Ventures II L.P., and (iv) 42,981 shares of ADS (representing 622,098 common shares and 10,239 ADS) held by GGV II Entrepreneurs Fund L.P. In addition, (i) Granite Global Ventures (Q.P.) L.P. holds 5 common shares (representing a fractional 0.3 ADS), (ii) Granite Global Ventures L.P. holds 15 common shares (representing a fractional 0.8 ADS); (iii) Granite Global Ventures II L.P. holds 4 common shares (representing a fractional 0.2 ADS), and (iv) GGV II Entrepreneurs Fund L.P. holds 10 common shares (representing a fractional 0.5 ADS). Granite Global Ventures L.L.C. is the sole general partner of Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. As such, Granite Global Ventures L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. Granite Global Ventures L.L.C. owns no securities of the Issuer directly. Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun and Ray Rothrock are members of the investment committee of Granite Global Ventures L.L.C. As such, Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun and Ray Rothrock possess power to direct the voting and disposition of the shares owned by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun and Ray Rothrock own no securities of the Issuer directly. Granite Global Ventures II L.L.C. is the sole general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. As such, Granite Global Ventures II L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities of the Issuer directly. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee are members of the investment committee of Granite Global Ventures II L.L.C. As such, Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee own no securities of the Issuer directly.

(3)	This percentage is calculated based upon 31,385,759 ADS (representing 596,329,416 common shares) of the Issuer outstanding as set forth in the Issuer’s Quarterly Report for the period ending September 30, 2011.

SCHEDULE 13G

CUSIP No. 43358R 10 8	Page 10 of 21 Pages

(1)	Names of reporting persons Scott B. Bonham
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Canada
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 3,890,573 ADS (representing 64,438,329 common shares and 499,082 ADS) (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 3,890,573 ADS (representing 64,438,329 common shares and 499,082 ADS) (2)
(9)	Aggregate amount beneficially owned by each reporting person 3,890,573 ADS (representing 64,438,329 common shares and 499,082 ADS) (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 12.4% (3)
(12)	Type of reporting person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 1,764,137 shares of ADS representing 33,518,603 common shares held by Granite Global Ventures (Q.P.) L.P., (ii) 30,142 shares of ADS representing 572,698 common shares held by Granite Global Ventures L.P., (iii) 2,053,313 shares of ADS (representing 29,724,930 common shares and 488,843 ADS) held by Granite Global Ventures II L.P., and (iv) 42,981 shares of ADS (representing 622,098 common shares and 10,239 ADS) held by GGV II Entrepreneurs Fund L.P. In addition, (i) Granite Global Ventures (Q.P.) L.P. holds 5 common shares (representing a fractional 0.3 ADS), (ii) Granite Global Ventures L.P. holds 15 common shares (representing a fractional 0.8 ADS); (iii) Granite Global Ventures II L.P. holds 4 common shares (representing a fractional 0.2 ADS), and (iv) GGV II Entrepreneurs Fund L.P. holds 10 common shares (representing a fractional 0.5 ADS). Granite Global Ventures L.L.C. is the sole general partner of Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. As such, Granite Global Ventures L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. Granite Global Ventures L.L.C. owns no securities of the Issuer directly. Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun and Ray Rothrock are members of the investment committee of Granite Global Ventures L.L.C. As such, Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun and Ray Rothrock possess power to direct the voting and disposition of the shares owned by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun and Ray Rothrock own no securities of the Issuer directly. Granite Global Ventures II L.L.C. is the sole general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. As such, Granite Global Ventures II L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities of the Issuer directly. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee are members of the investment committee of Granite Global Ventures II L.L.C. As such, Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee own no securities of the Issuer directly.

(3)	This percentage is calculated based upon 31,385,759 ADS (representing 596,329,416 common shares) of the Issuer outstanding as set forth in the Issuer’s Quarterly Report for the period ending September 30, 2011.

SCHEDULE 13G

CUSIP No. 43358R 10 8	Page 11 of 21 Pages

(1)	Names of reporting persons Joel D. Kellman
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 3,890,573 ADS (representing 64,438,329 common shares and 499,082 ADS) (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 3,890,573 ADS (representing 64,438,329 common shares and 499,082 ADS) (2)
(9)	Aggregate amount beneficially owned by each reporting person 3,890,573 ADS (representing 64,438,329 common shares and 499,082 ADS) (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 12.4% (3)
(12)	Type of reporting person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 1,764,137 shares of ADS representing 33,518,603 common shares held by Granite Global Ventures (Q.P.) L.P., (ii) 30,142 shares of ADS representing 572,698 common shares held by Granite Global Ventures L.P., (iii) 2,053,313 shares of ADS (representing 29,724,930 common shares and 488,843 ADS) held by Granite Global Ventures II L.P., and (iv) 42,981 shares of ADS (representing 622,098 common shares and 10,239 ADS) held by GGV II Entrepreneurs Fund L.P. In addition, (i) Granite Global Ventures (Q.P.) L.P. holds 5 common shares (representing a fractional 0.3 ADS), (ii) Granite Global Ventures L.P. holds 15 common shares (representing a fractional 0.8 ADS); (iii) Granite Global Ventures II L.P. holds 4 common shares (representing a fractional 0.2 ADS), and (iv) GGV II Entrepreneurs Fund L.P. holds 10 common shares (representing a fractional 0.5 ADS). Granite Global Ventures L.L.C. is the sole general partner of Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. As such, Granite Global Ventures L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. Granite Global Ventures L.L.C. owns no securities of the Issuer directly. Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun and Ray Rothrock are members of the investment committee of Granite Global Ventures L.L.C. As such, Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun and Ray Rothrock possess power to direct the voting and disposition of the shares owned by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun and Ray Rothrock own no securities of the Issuer directly. Granite Global Ventures II L.L.C. is the sole general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. As such, Granite Global Ventures II L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities of the Issuer directly. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee are members of the investment committee of Granite Global Ventures II L.L.C. As such, Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee own no securities of the Issuer directly.

(3)	This percentage is calculated based upon 31,385,759 ADS (representing 596,329,416 common shares) of the Issuer outstanding as set forth in the Issuer’s Quarterly Report for the period ending September 30, 2011.

SCHEDULE 13G

CUSIP No. 43358R 10 8	Page 12 of 21 Pages

(1)	Names of reporting persons Hany M. Nada
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 3,890,573 ADS (representing 64,438,329 common shares and 499,082 ADS) (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 3,890,573 ADS (representing 64,438,329 common shares and 499,082 ADS) (2)
(9)	Aggregate amount beneficially owned by each reporting person 3,890,573 ADS (representing 64,438,329 common shares and 499,082 ADS) (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 12.4% (3)
(12)	Type of reporting person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 1,764,137 shares of ADS representing 33,518,603 common shares held by Granite Global Ventures (Q.P.) L.P., (ii) 30,142 shares of ADS representing 572,698 common shares held by Granite Global Ventures L.P., (iii) 2,053,313 shares of ADS (representing 29,724,930 common shares and 488,843 ADS) held by Granite Global Ventures II L.P., and (iv) 42,981 shares of ADS (representing 622,098 common shares and 10,239 ADS) held by GGV II Entrepreneurs Fund L.P. In addition, (i) Granite Global Ventures (Q.P.) L.P. holds 5 common shares (representing a fractional 0.3 ADS), (ii) Granite Global Ventures L.P. holds 15 common shares (representing a fractional 0.8 ADS); (iii) Granite Global Ventures II L.P. holds 4 common shares (representing a fractional 0.2 ADS), and (iv) GGV II Entrepreneurs Fund L.P. holds 10 common shares (representing a fractional 0.5 ADS). Granite Global Ventures L.L.C. is the sole general partner of Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. As such, Granite Global Ventures L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. Granite Global Ventures L.L.C. owns no securities of the Issuer directly. Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun and Ray Rothrock are members of the investment committee of Granite Global Ventures L.L.C. As such, Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun and Ray Rothrock possess power to direct the voting and disposition of the shares owned by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun and Ray Rothrock own no securities of the Issuer directly. Granite Global Ventures II L.L.C. is the sole general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. As such, Granite Global Ventures II L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities of the Issuer directly. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee are members of the investment committee of Granite Global Ventures II L.L.C. As such, Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee own no securities of the Issuer directly.

(3)	This percentage is calculated based upon 31,385,759 ADS (representing 596,329,416 common shares) of the Issuer outstanding as set forth in the Issuer’s Quarterly Report for the period ending September 30, 2011.

SCHEDULE 13G

CUSIP No. 43358R 10 8	Page 13 of 21 Pages

(1)	Names of reporting persons Thomas K. Ng
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 3,890,573 ADS (representing 64,438,329 common shares and 499,082 ADS) (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 3,890,573 ADS (representing 64,438,329 common shares and 499,082 ADS) (2)
(9)	Aggregate amount beneficially owned by each reporting person 3,890,573 ADS (representing 64,438,329 common shares and 499,082 ADS) (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 12.4% (3)
(12)	Type of reporting person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 1,764,137 shares of ADS representing 33,518,603 common shares held by Granite Global Ventures (Q.P.) L.P., (ii) 30,142 shares of ADS representing 572,698 common shares held by Granite Global Ventures L.P., (iii) 2,053,313 shares of ADS (representing 29,724,930 common shares and 488,843 ADS) held by Granite Global Ventures II L.P., and (iv) 42,981 shares of ADS (representing 622,098 common shares and 10,239 ADS) held by GGV II Entrepreneurs Fund L.P. In addition, (i) Granite Global Ventures (Q.P.) L.P. holds 5 common shares (representing a fractional 0.3 ADS), (ii) Granite Global Ventures L.P. holds 15 common shares (representing a fractional 0.8 ADS); (iii) Granite Global Ventures II L.P. holds 4 common shares (representing a fractional 0.2 ADS), and (iv) GGV II Entrepreneurs Fund L.P. holds 10 common shares (representing a fractional 0.5 ADS). Granite Global Ventures L.L.C. is the sole general partner of Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. As such, Granite Global Ventures L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. Granite Global Ventures L.L.C. owns no securities of the Issuer directly. Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun and Ray Rothrock are members of the investment committee of Granite Global Ventures L.L.C. As such, Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun and Ray Rothrock possess power to direct the voting and disposition of the shares owned by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun and Ray Rothrock own no securities of the Issuer directly. Granite Global Ventures II L.L.C. is the sole general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. As such, Granite Global Ventures II L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities of the Issuer directly. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee are members of the investment committee of Granite Global Ventures II L.L.C. As such, Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee own no securities of the Issuer directly.

(3)	This percentage is calculated based upon 31,385,759 ADS (representing 596,329,416 common shares) of the Issuer outstanding as set forth in the Issuer’s Quarterly Report for the period ending September 30, 2011.

SCHEDULE 13G

CUSIP No. 43358R 10 8	Page 14 of 21 Pages

(1)	Names of reporting persons Jixun Foo
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Singapore
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 2,096,294 ADS (representing 30,347,028 common shares and 499,082 ADS) (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 2,096,294 ADS (representing 30,347,028 common shares and 499,082 ADS) (2)
(9)	Aggregate amount beneficially owned by each reporting person 2,096,294 ADS (representing 30,347,028 common shares and 499,082 ADS) (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 6.7% (3)
(12)	Type of reporting person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 2,053,313 shares of ADS (representing 29,724,930 common shares and 488,843 ADS) held by Granite Global Ventures II L.P., and (ii) 42,981 shares of ADS (representing 622,098 common shares and 10,239 ADS) held by GGV II Entrepreneurs Fund L.P. In addition, (i) Granite Global Ventures II L.P. holds 4 common shares (representing a fractional 0.2 ADS), and (ii) GGV II Entrepreneurs Fund L.P. holds 10 common shares (representing a fractional 0.5 ADS). Granite Global Ventures II L.L.C. is the sole general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. As such, Granite Global Ventures II L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities of the Issuer directly. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee are members of the investment committee of Granite Global Ventures II L.L.C. As such, Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee own no securities of the Issuer directly.

(3)	This percentage is calculated based upon 31,385,759 ADS (representing 596,329,416 common shares) of the Issuer outstanding as set forth in the Issuer’s Quarterly Report for the period ending September 30, 2011.

SCHEDULE 13G

CUSIP No. 43358R 10 8	Page 15 of 21 Pages

(1)	Names of reporting persons Glenn Solomon
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 2,096,294 ADS (representing 30,347,028 common shares and 499,082 ADS) (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 2,096,294 ADS (representing 30,347,028 common shares and 499,082 ADS) (2)
(9)	Aggregate amount beneficially owned by each reporting person 2,096,294 ADS (representing 30,347,028 common shares and 499,082 ADS) (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 6.7% (3)
(12)	Type of reporting person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 2,053,313 shares of ADS (representing 29,724,930 common shares and 488,843 ADS) held by Granite Global Ventures II L.P., and (ii) 42,981 shares of ADS (representing 622,098 common shares and 10,239 ADS) held by GGV II Entrepreneurs Fund L.P. In addition, (i) Granite Global Ventures II L.P. holds 4 common shares (representing a fractional 0.2 ADS), and (ii) GGV II Entrepreneurs Fund L.P. holds 10 common shares (representing a fractional 0.5 ADS). Granite Global Ventures II L.L.C. is the sole general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. As such, Granite Global Ventures II L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities of the Issuer directly. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee are members of the investment committee of Granite Global Ventures II L.L.C. As such, Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee own no securities of the Issuer directly.

(3)	This percentage is calculated based upon 31,385,759 ADS (representing 596,329,416 common shares) of the Issuer outstanding as set forth in the Issuer’s Quarterly Report for the period ending September 30, 2011.

SCHEDULE 13G

CUSIP No. 43358R 10 8	Page 16 of 21 Pages

(1)	Names of reporting persons Jenny Lee
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Singapore
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 2,096,294 ADS (representing 30,347,028 common shares and 499,082 ADS) (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 2,096,294 ADS (representing 30,347,028 common shares and 499,082 ADS) (2)
(9)	Aggregate amount beneficially owned by each reporting person 2,096,294 ADS (representing 30,347,028 common shares and 499,082 ADS) (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 6.7% (3)
(12)	Type of reporting person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 2,053,313 shares of ADS (representing 29,724,930 common shares and 488,843 ADS) held by Granite Global Ventures II L.P., and (ii) 42,981 shares of ADS (representing 622,098 common shares and 10,239 ADS) held by GGV II Entrepreneurs Fund L.P. In addition, (i) Granite Global Ventures II L.P. holds 4 common shares (representing a fractional 0.2 ADS), and (ii) GGV II Entrepreneurs Fund L.P. holds 10 common shares (representing a fractional 0.5 ADS). Granite Global Ventures II L.L.C. is the sole general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. As such, Granite Global Ventures II L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities of the Issuer directly. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee are members of the investment committee of Granite Global Ventures II L.L.C. As such, Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee own no securities of the Issuer directly.

(3)	This percentage is calculated based upon 31,385,759 ADS (representing 596,329,416 common shares) of the Issuer outstanding as set forth in the Issuer’s Quarterly Report for the period ending September 30, 2011.

SCHEDULE 13G

CUSIP No. 43358R 10 8	Page 17 of 21 Pages

Introductory Note: This statement on Schedule 13G is filed on behalf of the Reporting Persons, in respect of ADS of HiSoft Technology International Limited (the “Issuer”). Each ADS represents 19 common shares, par value $0.0001 per share, of the Issuer.

Item 1(a).	Name of Issuer:

HiSoft Technology International Limited

Item 1(b).	Address of Issuer’s Principal Executive Offices:

33 Lixian Street

Qixianling Industrial Base

Hi-Tech Zone, Dalian 116023

People’s Republic of China

Item 2(a). Name of Person(s) Filing:

Granite Global Ventures (Q.P.) L.P.

Granite Global Ventures L.P.

Granite Global Ventures L.L.C.

Granite Global Ventures II L.P.

GGV II Entrepreneurs Fund L.P.

Granite Global Ventures II L.L.C.

Ray A. Rothrock

Anthony Sun

Scott B. Bonham

Joel D. Kellman

Jixun Foo

Glenn Solomon

Hany M. Nada

Thomas K. Ng

Jenny Lee

Item 2(b).	Address of Principal Business Office:

GGV Capital

2494 Sand Hill Road, Suite 100

Menlo Park, California 94025

United States of America

Item 2(c).	Citizenship or Place of Organization:

Name	Citizenship or Place of Organization
1. Granite Global Ventures (Q.P.) L.P.	Delaware, United States of America
2. Granite Global Ventures L.P.	Delaware, United States of America
3. Granite Global Ventures L.L.C.	Delaware, United States of America
4. Granite Global Ventures II L.P.	Delaware, United States of America
5. GGV II Entrepreneurs Fund L.P.	Delaware, United States of America
6. Granite Global Ventures II L.L.C.	Delaware, United States of America
7. Ray A. Rothrock	United States of America
8. Anthony Sun	United States of America

SCHEDULE 13G

CUSIP No. 43358R 10 8	Page 18 of 21 Pages

Name	Citizenship or Place of Organization
9. Scott B. Bonham	Canada
10. Joel D. Kellman	United States of America
11. Jixun Foo	Singapore
12. Glenn Solomon	United States of America
13. Hany M. Nada	United States of America
14. Thomas K. Ng	United States of America
15. Jenny Lee	Singapore

Item 2(d).	Title of Class of Securities:

American Depository Shares. Each American Depository Share represents 19 common shares, par value $0.0001 per share, of the Issuer.

Item 2(e).	CUSIP Number:

43358R 10 8

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not applicable.

Item 4(a).	Amount Beneficially Owned:

Item 4(b).	Percent of Class:

Item 4(c).	Number of shares as to which such persons have:

The following information with respect to the ownership of the ADS of the Issuer by the Reporting Persons filing this statement on Schedule 13G as of December 31, 2011:

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Reporting Persons	Shares Held Directly	Sole Voting Power	Shared Voting Power (1)	Sole Dispositive Power	Shared Dispositive Power (1)	Beneficial Ownership (1)	Percentage of Class (1, 5)

Granite Global Ventures (Q.P.) L.P.	1,764,137	0	1,794,279	0	1,794,279	1,794,279	5.7%
Granite Global Ventures L.P.	30,142	0	1,794,279	0	1,794,279	1,794,279	5.7%
Granite Global Ventures L.L.C. (4)	0	0	1,794,279	0	1,794,279	1,794,279	5.7%
Granite Global Ventures II L.P. (2)	2,053,313	0	2,096,294	0	2,096,294	2,096,294	6.7%
GGV II Entrepreneurs Fund L.P. (2)	42,981	0	2,096,294	0	2,096,294	2,096,294	6.7%
Granite Global Ventures II L.L.C. (4)	0	0	2,096,294	0	2,096,294	2,096,294	6.7%
Ray A. Rothrock(3)	0	0	3,890,573	0	3,890,573	3,890,573	12.4%
Anthony Sun (3)	0	0	3,890,573	0	3,890,573	3,890,573	12.4%
Scott B. Bonham (3)	0	0	3,890,573	0	3,890,573	3,890,573	12.4%
Joel D. Kellman (3)	0	0	3,890,573	0	3,890,573	3,890,573	12.4%
Jixun Foo (2)	0	0	2,096,294	0	2,096,294	2,096,294	6.7%
Glenn Solomon (2)	0	0	2,096,294	0	2,096,294	2,096,294	6.7%
Hany M. Nada (3)	0	0	3,890,573	0	3,890,573	3,890,573	12.4%
Thomas K. Ng (3)	0	0	3,890,573	0	3,890,573	3,890,573	12.4%
Jenny Lee (2)	0	0	2,096,294	0	2,096,294	2,096,294	6.7%

(1)	Represents the number of ADS currently held by the Reporting Persons.

(2)	Consists of (i) 2,053,313 shares of ADS (representing 29,724,930 common shares and 488,843 ADS) held by Granite Global Ventures II L.P., and (ii) 42,981 shares of ADS (representing 622,098 common shares and 10,239 ADS) held by GGV II Entrepreneurs Fund L.P.

SCHEDULE 13G

CUSIP No. 43358R 10 8	Page 19 of 21 Pages

(3)	Consists of 1,764,137 shares of ADS representing 33,518,603 common shares held by Granite Global Ventures (Q.P.) L.P., (ii) 30,142 shares of ADS representing 572,698 common shares held by Granite Global Ventures L.P., (iii) 2,053,313 shares of ADS (representing 29,724,930 common shares and 488,843 ADS) held by Granite Global Ventures II L.P., and (iv) 42,981 shares of ADS (representing 622,098 common shares and 10,239 ADS) held by GGV II Entrepreneurs Fund L.P.

(4)	Granite Global Ventures L.L.C. is the sole general partner of Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. As such, Granite Global Ventures L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. Granite Global Ventures L.L.C. owns no securities of the Issuer directly. Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun and Ray Rothrock are members of the investment committee of Granite Global Ventures L.L.C. As such, Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun and Ray Rothrock possess power to direct the voting and disposition of the shares owned by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun and Ray Rothrock own no securities of the Issuer directly. Granite Global Ventures II L.L.C. is the sole general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. As such, Granite Global Ventures II L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities of the Issuer directly. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee are members of the investment committee of Granite Global Ventures II L.L.C. As such, Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee possess power to direct the voting and disposition of the shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas, K. Ng, and Ms. Jenny Lee own no securities of the Issuer directly.

(5)	This percentage is calculated based upon 31,385,759 ADS (representing 596,329,416 common shares) of the Issuer outstanding as set forth in the Issuer’s Quarterly Report for the period ending September 30, 2011.

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person:

Not applicable.

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

Not applicable.

Item 8.	Identification and Classification of Members of the Group:

Not applicable.

Item 9.	Notice of Dissolution of Group:

Not applicable.

Item 10.	Certification:

Not applicable.

SCHEDULE 13G

CUSIP No. 43358R 10 8	Page 20 of 21 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2012

GRANITE GLOBAL VENTURES (Q.P.) L.P.
GRANITE GLOBAL VENTURES L.P.

BY:	GRANITE GLOBAL VENTURES L.L.C.
ITS:	GENERAL PARTNER

By:	/s/ Hany M. Nada
Hany M. Nada
Managing Director

GRANITE GLOBAL VENTURES L.L.C.

By:	/s/ Hany M. Nada
Hany M. Nada
Managing Director

GRANITE GLOBAL VENTURES II L.P.
GGV II ENTREPRENEURS FUND L.P.

BY:	GRANITE GLOBAL VENTURES II L.L.C.
ITS:	GENERAL PARTNER

By:	/s/ Hany M. Nada
Hany M. Nada
Managing Director

GRANITE GLOBAL VENTURES II L.L.C.

By:	/s/ Hany M. Nada
Hany M. Nada
Managing Director

/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Ray A. Rothrock

/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Anthony Sun

/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Scott B. Bonham

/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Joel D. Kellman

/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Jixun Foo

/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Glenn Solomon

SCHEDULE 13G

CUSIP No. 43358R 10 8	Page 21 of 21 Pages

/s/ Hany M. Nada
Hany M. Nada

/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Thomas K. Ng

/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Jenny Lee

Exhibit(s):

Exhibit 99.1:    Joint Filing Statement